Exhibit 10.14

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (this “Agreement”), made and entered into on October 14, 2010, and effective as of October 1, 2010 (the “Effective Date”), by and between UNION PACIFIC RAILROAD COMPANY, a Delaware corporation, having its principal office at 1400 Douglas Street, Omaha, Nebraska 68179 (“UP”), and PACER INTERNATIONAL, INC., d/b/a PACER STACKTRAIN (f/k/a APL LAND TRANSPORT SERVICE, INC.) a Tennessee corporation, having its principal office at 6805 Perimeter Drive, Dublin, Ohio 43016 (“Pacer”).

RECITALS

UP and Pacer are parties to (i) that certain Commercial Rail Transportation Agreement, dated as of November 3, 2009 (the “Commercial Agreement”), and (ii) that certain Equipment Use Agreement, dated as of November 3, 2009, and amended as of October 1, 2010 (the “Equipment Agreement”).

Pursuant to the Equipment Agreement, Pacer agreed to lease from UP, and UP agreed to lease to Pacer, that number of 53’ 110” domestic intermodal containers (each a “Unit” and collectively, the “Units”) as determined from time to time in this Agreement.

UP and Pacer desire to set forth and establish in this Agreement the terms and conditions applicable to the lease of the Units from UP to Pacer.

AGREEMENT

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, UP and Pacer agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement have the meanings given to them in Exhibit A attached hereto or in the other sections of this Agreement specified in Exhibit A.

2.	Leasing of Units.

A.	Pacer will lease from UP, and UP will lease to Pacer, the Units identified on Schedule I attached hereto on the terms specified herein.

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

B.

Schedule I shall be deemed to be amended at any time and from time to time to reflect changes in the actual physical Units and the quantity of Units being leased by UP to Pacer under this Agreement at the time in question.

C.

UP agrees that each Unit leased to Pacer under this Agreement will conform to the Container Rules and all applicable federal regulations, as well as all other applicable laws, in each case as amended and in effect at all times.

D.	Any Adjustment Unit, as described in Section 9 hereof, shall be subject to this Agreement.

3.	Amendment of Schedule I for Actual Physical Unit Changes.

A.

During the [ *1 ], the parties will continue to jointly utilize the Shared Container Fleet without regard to equipment marking or which party has primary responsibility for the lease obligations for the Shared Container Fleet. From time to time during the [ * 2 ], Schedule I will be deemed to be amended to reflect the actual physical Units being leased by UP to Pacer under this Agreement as of the time in question. The parties will exchange an updated Schedule I as of the last day of each month during the [ *3 ] reflecting the actual physical Units leased by UP to Pacer under this Agreement on such day.

B.

Upon termination of the [ *4 ], Schedule I will be amended to reflect the actual physical Units being leased by UP to Pacer under this Agreement, being that portion of the [ *5 ] which has not been remarked for inclusion in the [ *6 ].

E.	Following termination of the [ *7 ], Schedule I will be updated as necessary to keep it current and accurate; provided, however, it shall be reviewed and reissued not less often than semi-annually.

4.	Amendment of Schedule I for Quantity of Unit Changes.

The quantity of Units subject to this Agreement may change from time to time as a result of a Fleet Size Adjustment, as described by Section 10 herein, destruction of a Unit, and for other reasons. Schedule I will be amended, as necessary, to reflect such changes.

5.	Term.

Except as otherwise set forth herein, the terms of this Agreement shall be in effect at all times during which the Commercial Agreement is in effect unless terminated earlier as provided herein.

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.	Scope.

This Agreement specifies the terms for UP supplying and leasing to Pacer the Units and Pacer assuming responsibility for the Units for Pacer’s use over the rail lines of UP and of other permitted rail transportation providers and other uses that may be specified under commercial agreements between UP and Pacer.

7.	Units for Pacer’s Exclusive Use.

UP is leasing the Units to Pacer for Pacer’s exclusive use. Each Unit will be considered a Pacer Fleet Container (as defined in the Commercial Agreement) during the term of this Agreement. Subject to the restrictions in Section 5.2 of the Commercial Agreement, Pacer shall have the right to use the Units in its operations, on the rail lines of other permitted rail transportation providers and in any lawful manner for interstate transportation within or between any one or more of the United States, Mexico, Canada, Puerto Rico and Caribbean countries; provided, however, that the number of Units that may be located in [ *8 ] and [ *9 ] on any day may not exceed [ *10 ] of the total number of Units comprising the Pacer Fleet at the time in question.

8.	Rent.

A.

Pacer will pay UP a daily lease fee for each Unit (“Rent”) as provided in this Agreement; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, during the Remarking Period, (i) Pacer shall only be required to pay the daily lease fee hereunder for [ *11 ] of the Initial Units, and (ii) for the lease and use of Units in excess of [ *12 ], Pacer shall be obligated to pay UP any applicable Over Use Charges or Balance Charges pursuant to and determined in accordance with Exhibit B to the Equipment Agreement. Rent for each Unit shall accrue daily, commencing on the Acceptance Date (as such term is defined in Section 9 below) for such Unit. Rent payable for each Unit will be based on [ *13 ]. The initial Rent per day for each Unit is [ *14 ] per day which includes maintenance expenses.

B.

The portion of Rent related to maintenance expenses may be adjusted [ *15 ], commencing July 1, 2010, using the [ *16 ]. All adjustments will be rounded to the nearest whole cent. The [ *17 ] adjustment will compare the percentage change between the [ *18 ] and apply the resulting percentage change. Subsequent adjustments will likewise compare the [ *19 ], as applicable, to the [ *20 ], as applicable, and apply the resulting percentage change. The portion of the initial Rent amount related to maintenance is [ *21 ] per day for each Unit. The portion of the initial Rent amount related to lease costs will not exceed [ *22 ], and will be based on [ *23 ] for all Pacer Container leases assigned to UP in accordance with the Equipment Agreement and leased back to Pacer as part of the Pacer Fleet hereunder. The portion of Rent related to lease expenses may be adjusted [ *24 ] in connection and to

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

coincide with the [ *25 ] and will be based on [ *26 ] the Units assigned to the Pacer Fleet. [ *27 ].

C.

Rent, with respect to each Unit while rented to Pacer hereunder, shall continue to accrue daily and be payable by Pacer to UP until (i) such Unit is returned to UP in accordance with Section 12 herein or (ii) UP receives from Pacer the casualty loss value (as described in Section 16 below) for such Unit, or (iii) while such Unit is in the possession of UP or in interchange to a dray carrier under the UIIA, such Unit is damaged beyond repair, lost, stolen, or destroyed. For purposes of this Agreement, a Unit will be deemed in UP’s possession any time it is on UP rail lines or rail facilities or in the possession of a maintenance or repair vendor under contract to UP. Notwithstanding this Section, Rent will cease to accrue as to any Unit while rented to Pacer hereunder if UP fails to provide Pacer with the required information necessary for calculation of the casualty loss value (as described in Section 16 below) within [ *28 ] business days of Pacer’s notice of the casualty event. UP will, at Pacer’s request, add a replacement Unit to the Pacer Fleet for any Unit that is damaged beyond repair, lost, stolen, destroyed or confiscated while in UP’s possession, and may, at Pacer’s request, add a replacement Unit to the Pacer Fleet for any Unit that is damaged beyond repair, lost, stolen, destroyed or confiscated while not in UP’s possession.

D.

Rent with respect to each Unit while rented to Pacer hereunder shall be billed monthly for the actual number of days such Unit is rented to Pacer hereunder in such month. Payment for Rent accrued during any calendar month shall be payable on the fifteenth day of the immediately following month (each, a “Rent Payment Date”).

9.	Delivery and Acceptance.

A.

Each Unit identified on the original Schedule I to this Agreement (an “Initial Unit”) or any Unit subsequently added to Schedule I which was included in the Shared Container Fleet will be deemed delivered and accepted, “as is, where is,” by Pacer as of the date Pacer took Control of such Unit (the “Acceptance Date”).

B.

Pacer agrees to be responsible for any transportation costs incurred by it to move the Units from the location where Control is transferred (the “Delivery Location”), which shall be a mutually agreed upon facility located on the railroad lines of UP, or at such other locations as UP and Pacer may mutually agree in writing.

C.

Following termination of the Remarking Period, to the extent a Unit is added to Schedule I (whether as a result of a Fleet Size Adjustment, as described in Section 10 hereof, or for any other reason) (an “Adjustment Unit”), Pacer shall inspect such Adjustment Unit promptly at the Delivery Location. Failure of Pacer to report that any Adjustment Unit is in unacceptable condition within the earlier of [ *29 ] business days following such Adjustment Unit’s

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

delivery to Pacer at the Delivery Location or the date of loading of such Adjustment Unit by Pacer or at Pacer’s direction (such period being referred to as the “[ *30 ] Day Acceptance Period”) shall constitute acceptance by Pacer of such Adjustment Unit and shall be conclusive evidence that such Adjustment Unit at such time (i) is fit and in suitable condition for transporting the commodities then and thereafter loaded in such Adjustment Unit and (ii) is accepted by Pacer for all purposes of this Agreement. In the event an Adjustment Unit delivered to Pacer is in unacceptable condition, then upon written notice of the same by Pacer to UP, UP shall promptly cause said Adjustment Unit(s) to be repaired or replaced (at no expense to Pacer).

10.	Fleet Size Adjustments.

The number of Units comprising the Pacer Fleet will be increased or decreased (a “Fleet Size Adjustment”) pursuant to the procedures set forth in the Equipment Agreement, as amended.

11.	Equipment Markings.

A.	To the extent a Unit is added to Schedule I, the expense, if any, to apply or install equipment markings on such Unit will be for the account of UP.

B.

Following termination of the [ *31 ], to the extent a Unit is removed from Schedule I pursuant to Section 10 of this Agreement, the expense, if any, to change such Unit’s equipment markings will be shared by UP and Pacer as follows:

Full Years included on Schedule I	Pacer’s Percentage Share	UP’s Percentage Share

[*32 ]	[*33 ]	[*34 ]
[*35 ]	[*36 ]	[*37 ]
[*38 ]	[*39 ]	[*40 ]
[*41 ]	[*42 ]	[*43 ]
[*44 ]	[*45 ]	[*46 ]
[*47 ]	[*48 ]	[*49 ]
[*50 ]	[*51 ]	[*52 ]
[*53 ]	[*54 ]	[*55 ]
[*56 ]	[*57 ]	[*58 ]
[*59 ]	[*60 ]	[*61 ]
[*62 ]	[*63 ]	[*64 ]

C.	Pacer’s share of the remarking cost will begin at [ *65 ] and decrease [ *66 ] points per year, or fraction thereof.

D.

Notwithstanding the other provisions of this Agreement (including this Section 11), Pacer will not be responsible for remarking any Unit previously included in the Shared Container Fleet whether at: (i) the early termination of this Agreement; (ii) due to expiration of this Agreement; or (iii) change of control as defined in Section 30 of the Commercial Agreement; or (iv) otherwise for any reason at any time.

E.

To the extent one or more Units are removed from Schedule I pursuant to Section 10 of this Agreement, the first Units to be returned (and removed from the Pacer Fleet) will be Units previously included in the Shared Container Fleet, but UP and Pacer will use reasonable efforts to prioritize returns so that the oldest Containers are the first to be returned and removed from the Pacer Fleet.

12.	Equipment Return.

A.

Upon the expiration or termination of this Agreement or in connection with any reduction of the Units pursuant to Section 10, Pacer may terminate the Units leased from UP by returning the Units to UP at one of UP’s intermodal facilities located in either Chicago, Dallas or Los Angeles or at such other location(s) as may be mutually agreed upon by both parties. Pacer will use its commercially reasonable efforts working together with UP to ensure that the return of the Units will not unduly interfere with the operations or fluidity of UP’s intermodal terminal operations. Each Unit returned shall be returned in “as is” condition; provided, however, that such return shall not relieve Pacer from its liability for damage to Units for which Pacer is responsible under this Agreement.

B.	Pacer shall remain liable for Rent with respect to any Unit until such Unit is returned to UP or is otherwise abated under the terms of this Agreement.

C.

In the event UP is required to return any Initial Unit pursuant to a head lease agreement with an original lessor regarding such Unit in the form assigned by Pacer to UP (the “Head Lease”), Pacer will, within 90 days of receiving notice from UP of its return obligation, return such Unit in accordance with provisions of Section 12.A above to UP or its affiliate in possession of such Unit. UP will, at Pacer’s request, add a replacement Unit to the Pacer Fleet for any Unit that is returned to UP pursuant to this Section.

D.

If any equipment lessor revokes UP’s right to lease or sublease any Unit to Pacer, that revocation will not waive, reduce or alter in any manner UP’s obligations to supply, lease or sublease and make available Units to Pacer under this Agreement and the Equipment Agreement.

13.	Equipment Maintenance and Underlying Lease Compliance.

A.

UP will inspect and perform maintenance on the Units to keep them in good repair and operating order in accordance with all applicable laws, rules and regulations, including but not limited to those of the U.S. Department of Transportation, and in a manner consistent with the requirements of any applicable leases for such equipment or other similar agreements to which such equipment may be bound. UP will have financial responsibility for needed repairs with respect to those items detailed in Exhibit B of the UIIA and successor publications, except to the extent such repairs are required as a result of damage caused by another rail carrier. Maintenance and repair of the Units will be performed primarily at UP intermodal terminals; provided however, that Pacer will not be liable for the costs of repositioning Unit to a UP intermodal terminal for maintenance or repair, and Pacer will direct motor carriers to declare, upon entering UP’s intermodal terminal, that a Unit requires maintenance and/or repair, as applicable. To the extent that maintenance or repairs are required while a Unit is outside of the UP Network, Pacer may arrange such maintenance and repairs and invoice UP for the cost thereof (excluding however the cost of repairs for damage to Units for which Pacer is responsible under the terms of this Agreement). To the extent repairs are arranged for by Pacer and/or one of its designated motor carriers while the Unit is located within the UP Network, such repairs will be performed only by a repair vendor authorized by UP to perform such maintenance and/or repairs. A list of authorized repair vendors and their locations is attached as Exhibit B.

B.

To the extent Pacer returns a Unit to a UP facility requiring a standard bad order repair, Rent shall be abated for the period of time beginning after three (3) days from the date UP becomes aware of the need for such repair(s) until such Unit is made available for use by Pacer in good operating order. To the extent Pacer returns a Unit to a UP facility requiring a bad order repair and such repair is deemed a heavy bad order repair (i.e., a bad order requiring 20 or more hours to repair), Rent shall be abated for the period of time beginning after five (5) days from the date UP becomes aware of the need for such repair(s) until such Unit is made available for use by Pacer in good operating order. Such Rent abatement will be deducted from the next monthly invoice.

C.

UP shall continue to abide by the terms of all applicable lease provisions or other agreements pertaining to or affecting the Units in the Pacer Fleet necessary to fulfill UP’s obligations under this Agreement, including, without limitation, any and all agreements and obligations regarding insurance and maintenance requirements of the Units in the Pacer Fleet.

D.

UP will maintain such books and records, including those evidencing all maintenance and repair to the Units as well as equipment interchange documentation, as may be required by the UIIA and other interchange agreements applicable to the Units, by applicable laws, rules and regulations, and by applicable leases and acquisition agreements, for such time periods as may be stipulated by such requirements, and will make such books, records and other documentation available to Pacer and use its commercially reasonable efforts to assist Pacer, in each case upon Pacer’s reasonable request, to the extent necessary or advisable for Pacer to investigate, enforce, prosecute, respond to and defend rights and claims relating to this Agreement and/or Pacer’s lease and use of the Units.

14.	Insurance.

A.

Pacer’s Insurance Coverages. Pacer will, at all times prior to the return of the Units to UP, at its own expense, cause to be carried and maintained such insurance in such amounts, against such risks, with such insurance companies and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) as are customary under Pacer’s risk management program and in keeping with prudent industry practice generally, and does not discriminate among the Units, including: (i) physical damage property insurance in respect of the Units occurring as a result of Pacer’s use or operation of the Units and (ii) public liability insurance against loss or damage for third-party personal injury, death or property damage suffered upon, in or about any premises occupied by Pacer or occurring as a result of the use or operation of the Units, both insurances with such insurance companies of recognized responsibility. Such coverage may provide for deductible amounts as are customary under Pacer’s risk management program and in keeping with risks assumed generally. Notwithstanding the foregoing, all insurance coverages (including, without limitation, self-insurance) with respect to the Units required under this Lease shall be comparable to, and no less favorable than, insurance coverages applicable to equipment owned or leased by Pacer which is comparable to the Units. Pacer shall, at its own expense, be entitled to make all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

B.

Required Insurance Terms. All policies of insurance maintained pursuant to Section 14.A shall: (i) name UP as additional insured, as its interest may appear, but excluding any claims, arising out of the additional insured’s negligence, and (ii) require 30 days’ prior notice of cancellation or lapse or material change in coverage to UP.

C.

Proceeds of Insurance. The entire proceeds of any property or casualty insurance or third-party payments for damages or an Event of Loss with respect to any Unit received by UP shall, subject to Section 14.B, be promptly paid over to, and retained by, Pacer.

D.

UP’s Insurance Coverages. UP will, at all times while Units are leased to Pacer and UP remains responsible for maintenance and repair of the Units, at its own expense, cause to be carried and maintained such insurance in such amounts, against such risks, with such insurance companies and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) as required under all applicable lease provisions and other agreements pertaining to or affecting the Units, and as are customary under UP’s risk management program and in keeping with prudent industry practice generally, and does not discriminate among the Units. Such coverage may provide for deductible amounts as are customary under UP’s risk management program and in keeping with risks assumed generally. Notwithstanding the foregoing, all insurance coverages (including, without limitation, self-insurance) with respect to the Units required under this Lease shall be comparable to, and no less favorable than, insurance coverages applicable to equipment owned or leased by UP which is comparable to the Units. UP shall, at its own expense, be entitled to make all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

E.

Insurance Documentation. Each party may, but not more than once in any twelve month period, request from the other party and such other party shall promptly thereafter furnish to the requesting party a certificate of a Responsible Officer setting forth all insurance maintained by such other party pursuant to this Section 14 and describing such policies, if any, including the amounts of coverage, any deductible amounts, the names of the insurance providers and a general description of each such policy’s terms.

15.	Loss and Damage.

A.

From and after the Acceptance Date of any Unit, Pacer hereby assumes and shall bear, subject to Section 13, 15B and 15C and the other provisions of this Agreement, the risk of loss, theft, damage or destruction of or to such Unit (ordinary wear and tear excepted), and no loss, theft, damage or destruction of or to any Unit shall relieve Pacer of its obligation to pay Rent or of any other obligation under this Agreement except as provided as in Section 13B and other provisions hereof.

B.	UP shall not be responsible for manufacturing defects or damage related to manufacturing defects with respect to any Unit to the extent such Unit was in the Shared Container Fleet.

C.

Notwithstanding anything to the contrary herein, Pacer shall not be responsible for (i) any loss, theft, damage or destruction of or to a Unit occurring while in UP’s possession, or (ii) any manufacturing defects on Containers added to the Pacer Fleet that were acquired or leased by UP from another party.

16.	Casualty Loss Value.

Pacer shall pay UP for any Unit which is destroyed, stolen or damaged beyond economically reasonable repair or condemned or seized by a governmental authority (a “Complete Loss”) while in the possession of a rail carrier other than UP. The amount of such payment shall be determined by UP and shall be based on the casualty value for such Unit per the Head Lease. Promptly upon request, UP will provide Pacer with the amount of the casualty value of any particular Unit.

17.	Miscellaneous.

A.

Assignment. Each Party is entering into this Agreement with the other party as such other party is structured as of the Effective Date of this Agreement. Each Party has agreed to this Agreement based on the current financial and ownership status of the other party. Each Party did not consider any other corporate structure or ownership of the other party when it made the commitments in this Agreement. Therefore, except as expressly allowed by this Section 17.A, no party to this Agreement may assign this Agreement, in whole or in part, or assign any rights granted by or under this Agreement, or delegate or transfer to any person not a party to this Agreement any of its obligations under this Agreement without the prior written consent of the other party.

Anything contained in this Section 17.A to the contrary notwithstanding, Pacer may assign this Agreement to one of its Affiliates (e.g., its wholly-owned subsidiary Pacer Stacktrain, Inc.) without obtaining the prior written consent of UP so long as Pacer and such Affiliate agrees in writing for the benefit of UP that (i) such Affiliate will fully and timely pay and perform all of Pacer’s obligations hereunder and (ii) Pacer and such Affiliate shall be jointly and severally liable to UP for the full and timely payment and performance of all of Pacer’s obligations hereunder, and provided that, notwithstanding any such assignment Pacer shall still remain liable to UP for all of its obligations under this Agreement.

Anything contained in this Section 17.A to the contrary notwithstanding, Pacer shall be entitled to assign this Agreement to any assignee permitted under the terms of the Commercial Agreement or the Equipment Agreement.

B.

Further Assurances. Both parties agree to execute the documents contemplated by this transaction and such other documents as may be required in furtherance of any financing agreement entered into by UP or its assignees in connection with the acquisition, financing or use of the Units.

C.

No Waiver. No delay, waiver, indulgence or partial exercise by either party hereto of any right, power, or remedy shall preclude any further exercise thereof of the exercise of any additional right, power or remedy.

D.

Notices. Any notices required or permitted to be given hereunder shall be deemed given when sent by telecopy, electronically, by overnight mail using a nationally recognized overnight courier or deposited in United States mail, registered or certified, postage prepaid, addressed to:

UP:	Union Pacific Railroad Company 1400 Douglas Street, Stop 780 Omaha, NE 68179 Attention: AVP Strategic Sourcing Telecopier: 402-233-3118

(and)

Union Pacific Railroad Company 1400 Douglas Street, Stop 1160 Omaha, NE 68179 Attention: VP Premium Operations Telecopier: 402-501-0319

Pacer:	Pacer International, Inc. 6805 Perimeter Drive Dublin, OH 43016 ATTN: Executive Vice President-Operations

(and)

Pacer International, Inc. 1 Independent Drive, Suite 1250 Jacksonville, FL 32202 Attention: General Counsel

Telecopier: 904-485-1019 Email: Legaldept@pacer.com

or to such other addresses as UP and Pacer may from time to time designate.

E.	Time is of the Essence. Time is of the essence of this Agreement and of each of its provisions.

F.

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

G.

Entire Agreement. This Agreement and all other schedules, documents, instruments, certificates and agreements executed and delivered pursuant hereto or referred to herein to which UP and Pacer are a party constitutes the entire agreement of the parties with respect to the subject matter hereof or thereof, and supersedes and replaces any prior or contradictory representations, warranties or agreements by UP and Pacer with respect to the subject matter hereof or thereof. All amendments, supplements, modifications to, and waivers of the terms of this Agreement shall be in writing and signed by the parties. Nothing in this Agreement alters, modifies or amends any other agreement between Pacer and UP.

H.	Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts together shall constitute one contract.

I.	Applicable Law. The terms of this Agreement and all rights and obligations hereunder shall be governed by the laws of the state of California.

J.	Other Charges. Pacer shall be liable for any demurrage, storage or detention charges imposed in connection with its use or possession of the Units.

K.

Use and Operation. Pacer shall not knowingly make or permit any unlawful use or handling of any Unit while it is in Pacer’s possession and its use of any such Unit shall conform to UP’s policies for use of equipment similar to the Units. Pacer shall comply with all loading limitations prescribed by the manufacturer of the Units and shall prevent excessive impact and concentrated loads. Pacer shall not knowingly use the Units for storage or transportation of corrosive substances, hazardous wastes, high density poorly secured materials, bulk commodities that may corrode, oxidize, severely dent, puncture, contaminate, stain or damage the interior or exterior of the Units or which could reasonably be expected to result in injury or damage to subsequent users of the Units. Each of Pacer and UP shall, at such party’s sole expense, comply with all laws of all governments or governmental agencies which in any way affect or are applicable to its obligations under this Agreement. Alterations or modifications to the Unit that can be removed without impairing the value or utility of the Unit may be made without UP’s consent and may be removed from the Unit by Pacer at the time the Unit is returned to UP under Section 12.

L.

Taxes and Licenses. Subject to the following proviso, UP shall prepare and file any and all necessary reports and returns for, and shall pay promptly when due, all sales or use taxes, value added taxes, license, property, ad valorem, excise, withholding, rental or similar taxes, along with any penalties, liens or interest thereon, imposed by the United States of America, a foreign government or any state or political subdivision thereof upon UP, Pacer or the Units related to the acquisition, transfer, disposition, ownership, use or operation of the Units (all such taxes, fines, penalties and interest being hereinafter called “Impositions”); provided, however, that Pacer shall be responsible for all personal property and ad valorem taxes (along with any penalties, liens or interest thereon arising solely as a result of Pacer’s breach of this proviso) that are imposed by the United States of America, a foreign government or any state or political subdivision thereof and assessed on the Units leased to Pacer under this Agreement on the day or for the period during which Pacer is leasing the Units pursuant to this Agreement (all such personal property and ad valorem taxes and associated fines, penalties and interest being hereinafter called “Property Taxes”). UP represents to Pacer that UP is valued and pays taxes on the unitary value of its property, and unitary value is not directly assignable to specific assets. Accordingly, if Pacer elects to have UP prepare and file reports and returns for Property Taxes covering the Units leased to Pacer hereunder, UP’s invoice for Property Taxes due hereunder will not assign the Property Tax to specific Unit identification numbers, and UP will invoice Pacer, for a proportion of UP’s property tax liability for the Units leased under this Agreement, which proportion is determined by taking the net book value of the Units leased to Pacer under this Agreement divided by total net book value of property owned or leased by UP. The parties will use reasonable efforts to develop the more precise process for UP invoicing Pacer for its share of the Property Taxes. At some time before December 31, 2010, UP will provide Pacer with an estimate of Pacer’s proportionate share of Property Taxes due on the Units leased under this Agreement under the foregoing unitary tax methodology. By the later of December 31, 2010 or thirty (30) days after Pacer’s receipt of such Property Tax estimate from UP, Pacer will notify UP whether Pacer elects to either (1) have UP prepare and file reports and returns for Property Taxes covering the Units leased to Pacer hereunder using the foregoing unitary tax methodology, which election will be irrevocable, or (2) to prepare and file Pacer’s own reports and returns for, and to pay directly to the taxing authority any Property Taxes on the Units leased hereunder. If Pacer elects under the foregoing clause (2) to prepare and file its own reports and returns for, and to pay directly to the taxing authority, such Property Taxes, Pacer may subsequently notify UP that Pacer requests that UP include the Units leased hereunder in UP’s unitary tax filing, which subsequent election will be irrevocable. Notice of such subsequent election by Pacer must be given to UP by the December 31 prior to the tax year for which Pacer’s election will be effective. At any time during which Pacer has elected to prepare and file its own reports and returns for, and to pay directly to the taxing authority, any Property Taxes due on Units leased hereunder, UP will not be obligated to prepare and file necessary reports or returns for or to pay Property Taxes covering the Units leased hereunder. If Pacer elects to have UP prepare and file reports and returns for Property Taxes covering the Units leased to Pacer hereunder using the foregoing unitary tax methodology, Pacer will reasonably promptly following Pacer’s receipt of UP’s invoice, pay or reimburse UP for Pacer’s proportionate share calculated as provided above. UP maintains responsibility for any and all Impositions imposed by the United States, foreign government, or any state or political subdivision thereof which are based upon or measured by or in respect to UP’s income or gross receipts, including any minimum tax. UP also retains all responsibility for Impositions to the extent due to its acts or omissions. Furthermore, Pacer will not be responsible for any Imposition, including but not limited to Property Taxes, (i) attributable to any period of time after Pacer’s return of the Unit to UP, or (ii) to the extent incurred or increased as a result of (a) any disposition by UP of any interest in any Unit or any Lease, (b) any agreement or arrangement for the financing of UP’s acquisition or continued ownership of any Unit, (c) UP having its registered office, domicile, residence, or place of management and control in a jurisdiction outside the United States of America, or (d) any lien, charge, encumbrance, legal process or claim against UP arising from any Imposition which Pacer is not otherwise required by this Section to pay or arising from any event or circumstance unrelated to the leasing of the Equipment by UP to Pacer under this Agreement, or (iii) any tax imposed by any governmental or other taxing authority in the United States of America on, or required to be withheld from payments of, gross income, including backup withholding tax imposed by Section 3406 of the United States Internal Revenue Code. Pacer shall have the right to contest or protest, in Pacer’s own name, any Property Taxes for which it is responsible provided only that such contest will not result in any material danger of sale, forfeiture, or loss of the Units. If UP receives a reduction in its liability for any Property Taxes or a refund of Property Taxes that relates to Property Taxes which Pacer has paid or reimbursed to UP, UP shall pay to Pacer an amount equal to the amount of such reduction in liability or refund that relates to Property Taxes that Pacer has paid or reimbursed to UP plus any interest UP receives thereon, less any costs of expenses incurred by UP in the course of receiving the refund.

M.

Title and Encumbrances. This transaction is a transaction of lease and is not a sale, conditional or otherwise. Pacer shall not acquire by payment of the Rent or otherwise any right to, or interest in, the Units, other than as provided in this Agreement and in accordance with the terms of the Commercial Agreement and the Equipment Agreement. Pacer shall keep the Units free from all liens, charges and encumbrances arising in connection with Pacer’s use, operation or possession of the Units, other than Permitted Liens. “Permitted Liens” mean: (i) any liens which Pacer is contesting in good faith and for which Pacer has reserved adequate security, (ii) any liens for Impositions which are not assessed or, if assessed, not yet due and payable or are being contested in good faith in accordance with applicable law, (iii) any liens created or resulting from the actions or inactions of UP, (iv) inchoate or undetermined liens of a repairer or material supplier or similar liens arising in the ordinary course of business in respect of obligations which are not overdue or which have been adequately bonded or reserved or are being contested in good faith by appropriate proceedings, and (v) salvage rights and rights of insurers under insurance policies maintained by Pacer.

N.

Identifying Marks. UP reserves the right to affix to each Unit identifying marks, decals, signs, or other forms of notice identifying its interest in the Unit; provided, however, that such marks or notices will not obscure or adversely alter the Pacer branding on the Units. Pacer shall not, without UP’s prior consent, remove, obscure, deface or obliterate any such identifying marks or notice, or permit or suffer any other person to do so.

18.	Defaults and Remedies.

A.

This Agreement may be terminated by Pacer, upon notice in writing, if UP defaults under any material term, covenant or condition of this Agreement and fails to cure such default within thirty (30) days after its receipt of written notice from Pacer that such obligation is to be performed or, if such default cannot reasonably be cured within such thirty (30) day period, then within such longer period as may reasonably be necessary to effect such cure (but no longer than six (6) months), provided UP commences to cure within such thirty (30) day period and thereafter diligently proceeds to effect such cure.

B.

This Agreement may be terminated by UP if Pacer (i) fails to pay when due any Rent or other amount required to be paid by this Agreement and such failure is not cured within ten (10) days after its receipt of written notice from UP that such payment is due; or (ii) defaults under any material term, covenant or condition of this Agreement and fails to cure such default within thirty (30) days after its receipt of written notice from UP that such obligation is to be performed or, if such default cannot reasonably be cured within such thirty (30) day period, then within such longer period as may reasonably be necessary to effect such cure (but no longer than six (6) months), provided Pacer commences to cure within such thirty (30) day period and thereafter diligently proceeds to effect such cure, or (iii) if a petition in bankruptcy or for reorganization or similar proceeding is filed by or against Pacer and is not dismissed in 90 days.

C.

Upon a default by UP as described in Section 18.A or by Pacer as described in Section 18.B, then the non-defaulting party may, upon written notice to the defaulting party, exercise any one or more of the following remedies and any additional rights and remedies permitted by law (none of which shall be exclusive) and shall be entitled to recover all its costs and expenses (including reasonable attorneys’ fees) in enforcing its rights and remedies:

(1)	Terminate this Agreement and recover damages; and/or

(2)	Proceed by any lawful means to enforce performance by the defaulting party of this Agreement; and/or

(3)

in the case of Pacer’s default as described in 18.B, UP may terminate Pacer’s right to possession and use of some or all of the Units, whereupon all right and interest of Pacer in such Units shall terminate; thereupon Pacer shall at its expense promptly return such Units to UP at such place as UP shall designate and in the condition required as provided in Section 12 of this Agreement; or if Pacer does not so promptly return the Units on demand, UP may, upon one (1) day’s written notice to Pacer, enter upon any premises where the Units may be located and take possession of such Units free from any right of Pacer; provided, however, that UP or UP’s agents shall (i) adhere to Pacer’s safety practices and (ii) be accompanied by Pacer’s employees.

D.

Pacer’s failure to exercise or delay in exercising any right, power or remedy available to it shall not constitute a waiver or otherwise affect or impair its rights to the future exercise of any such right, power or remedy.

19.	Quiet Enjoyment.

So long as no default by Pacer of its obligations hereunder (after taking into account any applicable cure period) has occurred and is continuing, UP agrees that, except as specifically provided herein, neither UP nor any person claiming by or through UP shall interfere or authorize any other person or authority to interfere with Pacer’s peaceful and quiet use and possession of the Units in accordance with the terms of this Agreement.

20.	Arbitration.

A.

Dispute Resolution Procedure. Except as otherwise provided in this Agreement, any dispute between the parties arising out of or relating to this Agreement, including but not limited to disputes regarding the interpretation, application, enforcement, and claims for breach of any term of this Agreement, shall be arbitrated under the rules of the American Arbitration Association (“AAA”) in effect at the time of this Agreement. To the extent any provision in the AAA rules conflicts with this Agreement, this Agreement shall govern the arbitration. After one party provides written notice of its desire to arbitrate a dispute, the parties shall confer in an effort to resolve the dispute for sixty (60) calendar days before submitting the dispute to the AAA. All in-person arbitration hearings shall be held in a neutral location convenient for the parties. This arbitration provision does not apply to any claims or disputes relating to the loss of and damage to cargo or Containers under this Agreement, which may be resolved through court action before any court of competent jurisdiction.

B.

Arbitration Panel. Within fifteen (15) calendar days of the filing of a demand for arbitration with the AAA, the parties shall confer and attempt to agree upon a single, disinterested arbitrator. Absent agreement of the parties to a single, disinterested arbitrator, a panel of three arbitrators shall be appointed. If a single arbitrator is not agreed upon within fifteen (15) days of the filing of a demand with the AAA, UP and Pacer each shall identify in writing, within ten (10) days after such impasse is reached, one arbitrator to serve on the panel. If the parties receive notice that one party’s arbitrator is not available or cannot serve on the panel for any reason, the party must identify in writing another arbitrator to serve on the panel within five (5) calendar days of receiving such notice. Party-appointed arbitrators shall be subject to the AAA rules and canons of ethics governing party-appointed arbitrators. The Chair of the panel shall be selected by the two party-selected arbitrators within thirty (30) calendar days of the party-selected arbitrators confirming their agreement to serve on the panel. If the party-selected arbitrators cannot agree on a Chair of the panel within thirty (30) calendar days, the parties shall notify the AAA and request that the AAA appoint a Chair within ten (10) calendar days. Any party may object to the Chair on the grounds identified in the AAA rules, and such objection shall be decided by the AAA.

C.

Discovery. Any and all discovery shall be conducted in accordance with applicable AAA rules. Pursuant to Section 20.F, all information exchanged in discovery in the arbitration shall be confidential. No party shall be required to disclose its confidential internal cost information to the other party, including but not limited to cost data and costing methodology; provided, however, that each party will be required to disclose cost data and costing methodology related to equipment lease and maintenance costs, casualty loss values, equipment marking costs, and tax expense as may be necessary or appropriate for the parties’ enforcement and performance of and compliance with their respective rights and obligations under this Agreement, including Sections 8, 11, 16, and 17.L, to the extent that such cost data and costing methodology may be at issue in an arbitration pertaining to this Agreement.

D.

Arbitrators’ Duties. Upon appointment, each arbitrator shall execute a non-disclosure agreement acceptable to all parties. The arbitration hearing shall be held within 180 days after the appointment of the arbitration panel. The arbitration panel shall issue a reasoned award with findings and conclusions within thirty (30) days after the arbitration hearing. The award of the arbitrator panel shall be binding on the parties, subject to the provisions of the Federal Arbitration Act. The arbitrators shall have no power to modify any of the contract provisions without the parties’ consent, and their jurisdiction is limited accordingly.

E.

Expenses. Each of the parties shall be responsible for the expenses incurred by the arbitrator appointed by said party. The expenses, fees and cost of the third arbitrator, or sole arbitrator, shall be borne equally between the parties.

F.	Confidentiality. All aspects of the arbitration shall be deemed confidential.

21.	Indemnity.

Each party to this Agreement shall indemnify and hold the other party harmless against all liability, loss, damage, and expense, including attorneys’ fees, reasonably incurred by the other party to the extent that such liability, loss or damage is caused by the negligent or intentional act or by any default under this Agreement by any employee, agent or subcontractor of the indemnifying party.

IN WITNESS WHEREOF, the parties hereto have caused this Equipment Lease Agreement to be executed as of the day and year first written above.

UNION PACIFIC RAILROAD COMPANY		PACER INTERNATIONAL, INC. d/b/a Pacer Stacktrain

By:	/S/ BARRY D. MICHAELS	By:	/S/ MICHAEL A. BURNS

Title:	VP, Int Operations	Title:	Chief Commercial Officer

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit A – Definitions

1.	“AAA” has the meaning given to it in Section 20.A.

2.	“AAR” means the Association of American Railroads.

3.	“Acceptance Date” has the meaning given to it in Section 9.A.

4.	“Adjustment Unit” has the meaning given to it in Section 9.C.

5.

“Affiliate” means, as to any Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, where, for purposes of this definition, the word “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

6.	“Agreement” has the meaning given to it on page one of this Agreement and includes all exhibits, schedules, annexes and attachments to this Agreement.

7.	“[ *67 ]” has the meaning given to it in Section 8.B.

8.	“Commercial Agreement” has the meaning given to it in the Recitals to this Agreement.

9.	“Complete Loss” has the meaning given to it in Section 16.

10.	“Container” means any dry container, with or without chassis.

11.

“Container Rules” means the Container and Trailer (TOFC/COFC) Interchange Rules of the Association of American Railroads, as amended and in effect at the time of the tender of a Container to UP for transportation.

12.

“Control” (with the terms “Controlling” and “Controlled” having correlative meaning). of an individual Container belonging to the Shared Container Fleet shall be deemed to have transitioned from one party to the other when any of the following events occurs:

(i)	The initial transfer of, or the subsequent transfers of, the Shared Container Fleet, upon mutual agreement of UP and Pacer, or

(ii)	Such Container, currently in one party’s possession, is loaded under the other party’s bill of lading, or

Exhibit A – page 1

(iii)	Such Container, currently in one party’s possession, when empty, is out-gated from a UP terminal or a shared CY under a reservation for the other party, or

(iv)	Such Container, in Pacer’s possession when empty, is in-gated by Pacer for transfer to UP Inventory.

13.	“Delivery Location” has the meaning given to it in Section 9.B.

14.	“Effective Date” has the meaning given to it in the caption on page one of this Agreement.

15.	“Equipment Agreement” has the meaning given to it in the Recitals to this Agreement.

16.	“Fleet Size Adjustment” has the meaning given to it in Section 10.B.

17.

“Governmental Authority” means any domestic or foreign supra-national (such as the European Union), national, federal, state, provincial, county, municipal or local government, any political subdivision of any of the foregoing, and any administration, agency, authority, board, bureau, central bank, commission, court, department, instrumentality, regulatory body, tribunal, service, or other similar entity within any of the foregoing.

18.	“Head Lease” has the meaning given to it in Section 12.C.

19.

“IEP” or “Intermodal Equipment Provider” means and refers to any person that interchanges intermodal equipment with a motor carrier pursuant to a written interchange agreement or has a contractual responsibility for the maintenance of the intermodal as defined by the Federal Motor Carrier Safety Administration.

20.	“Impositions” has the meaning given to it in Section 17.L.

21.	“Initial Unit” has the meaning given to it in Section 9.A.

22.	“Pacer” has the meaning given to it in the caption on page one of this Agreement.

23.

“Pacer Fleet” refers to the Containers under Pacer’s Control, initially consisting of a combination of private Containers (i.e., owned or leased by Pacer in its own name) and Containers leased to Pacer by UP hereunder.

24.	“Permitted Liens” has the meaning given to it in Section 17.M.

25.	“Person” means any natural person, corporation, limited liability company, partnership, trust, association, or other juridical entity or Governmental Authority.

26.	“Remarking” means the changing of the eight character alphanumeric marks that serves as a Container’s unique identification mark (e.g., ABCD1234).

Exhibit A – page 2

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

27.

“Remarking Period” means the period commencing on the Effective Date and ending on that date on which UP shall have completed the Remarking of those Containers included in the Shared Container Fleet on the Effective Date [ *68 ].

28.	“Rent” has the meaning given to it in Section 8.A.

29.	“Rent Payment Date” has the meaning given to it in Section 8.D.

30.	“[ *69 ] Day Acceptance Period” has the meaning given to it in Section 9.C.

31.	“Shared Container Fleet” means Containers owned or leased by Pacer as of November 3, 2009, that will be utilized by Pacer and UP [ *70 ].

32.	“UIIA” means the Uniform Intermodal Interchange and Facilities Access Agreement administered by the Intermodal Association of North America and as amended and in effect from time to time.

33.	“Unit” or “Units” has the meaning given to it in Recitals of this Agreement.

34.	“UP” has the meaning given to it in the caption on page one of this Agreement.

35.	“UP Wholesale Container Fleet” refers to Units in the Shared Container Fleet that are under UP’s Control [ *71 ].

Exhibit A – page 3

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit B – List of Authorized Repair Vendors

[ *72 ] The remainder of page 1 of Exhibit B has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – page 1

[ * ] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule I

Listing of Units in Shared Container Fleet as of the Effective Date

[ *73 ] The remainder of page 1 through page 45 of Schedule I have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule I